UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2024

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 553-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, on November 22, 2024, EQT Corporation (“EQT”), through certain of its subsidiaries, including EQM Midstream Partners, LP (“EQM”), entered into a contribution agreement (the “Contribution Agreement”) with an affiliate of Blackstone Credit & Insurance (such affiliate, “JV Investor”) to form a new midstream joint venture (the “Joint Venture”).

On December 30, 2024 (the “Closing Date”), the transactions contemplated by the Contribution Agreement (the “JV Transaction”) were consummated (the “JV Closing”) and, among other things, (i) EQM and certain of its subsidiaries contributed certain midstream assets (through the contribution of certain entities and equity interests) to the Joint Venture in exchange for 364,285,715 Class A Units in the Joint Venture and (ii) JV Investor contributed $3.5 billion of cash (net of certain transaction fees and expenses) (the “JV Investor Contribution”) to the Joint Venture in exchange for 350,000,000 Class B Units in the Joint Venture (the “Class B Units”). A portion of the JV Investor Contribution was used to fully repay borrowings, and interest thereon, under the Bridge Facility (as defined below) (which borrowings were obtained to finance the Redemption and a portion of the Tender Offer (each as defined below)), as described below, and the remainder of the JV Investor Contribution was ultimately distributed to EQT (through EQM and certain other subsidiaries of EQT). EQT used most of this distribution to fully repay all $500 million of borrowings under its term loan facility (which was then terminated) and repay a portion of the borrowings under its revolving credit facility on the Closing Date and plans to use the remainder to pay certain transaction fees and expenses relating to the JV Transaction and other related transactions. The foregoing information is a summary of the JV Transaction and, as such, does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which was filed as Exhibit 2.1 to EQT’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2026 (the “Signing Form 8-K”), and the JV Agreement (as defined below), a copy of which is filed herewith as Exhibit 10.1.

The events described in this Current Report on Form 8-K took place in connection with the JV Closing.

Item 1.01.	Entry into a Material Definitive Agreement.

On the Closing Date, pursuant to the Contribution Agreement, the Joint Venture, EQM, JV Investor and, for limited purposes specified in the JV Agreement, EQT entered into an amended and restated limited liability company agreement of the Joint Venture (the “JV Agreement”). A summary of the material terms of the JV Agreement, including with respect to quarterly distributions, redemption of the Class B Units, EQM’s rights to purchase Class B Units, EQM’s drag-along rights, transfer and exit rights of holders of Class B Units, management and governance of the Joint Venture, EQT’s support obligations and future capital contributions and funding of the Joint Venture, is included in Item 1.01 of the Signing Form 8-K, and such summary is incorporated into this Item 1.01 by reference.

Also on the Closing Date, EQM (i) redeemed (the “Redemption”) $400,000,000 in aggregate principal amount of its 6.000% Senior Notes due 2025 (which, immediately prior to the Redemption, was 100% of the outstanding aggregate principal amount of such notes) and $500,000,000 in aggregate principal amount of its 4.125% Senior Notes due 2026 (which, immediately prior to the Redemption, was 100% of the outstanding aggregate principal amount of such notes) and (ii) pursuant to its previously announced tender offer (the “Tender Offer”), which expired on the Closing Date, and consistent with its prior expectations as described in EQT’s news release relating to the Tender Offer issued on December 10, 2024, repurchased (a) $469,767,000 in aggregate principal amount of its 6.500% Senior Notes due 2048 (which, immediately prior to such repurchase, was approximately 85.4% of the outstanding aggregate principal amount of such notes), (b) $731,317,000 in aggregate principal amount of its 5.500% Senior Notes due 2028 (which, immediately prior to such repurchase, was approximately 86.0% of the outstanding aggregate principal amount of such notes), and (c) $57,077,000 in aggregate principal amount of its 4.50% Senior Notes due 2029 (which, immediately prior to such repurchase, was approximately 7.1% of the outstanding aggregate principal amount of such notes). In conjunction with the Tender Offer, EQM solicited consents (the “Consent Solicitation”) from holders of its 6.500% Senior Notes due 2048 and 5.500% Senior Notes due 2028 (such notes, together, the “Affected Notes”) to amend that certain Indenture, dated as of August 1, 2014, solely with respect to the Affected Notes, by modifying the reporting covenant contained therein such that EQT would provide the financial statements and other information required thereby in lieu of EQM (the “Proposed Amendment”). Each holder who validly tendered Affected Notes pursuant to the Tender Offer was deemed to have validly delivered its related consent to the Proposed Amendment, and therefore, EQM received the requisite consents to effect the Proposed Amendment. On the Closing Date, EQM and The Bank of New York Mellon Trust Company, N.A., as trustee for the Affected Notes, entered into that certain Sixth Supplemental Indenture containing the Proposed Amendment (the “Sixth Supplemental Indenture”), which immediately became effective and operative upon such entry and applies to all holders of Affected Notes that remain outstanding.

EQM funded the Redemption and the Tender Offer with $2.229 billion of term loans obtained under a credit agreement (the “Bridge Facility Credit Agreement”) that it entered into, as borrower, on December 27, 2024 with Royal Bank of Canada (“RBC”), as administrative agent and sole lender, which provided EQM with a new senior unsecured bridge term loan facility in an aggregate principal amount of up to $2.3 billion (the “Bridge Facility”), and cash on hand. In connection with EQM’s entry into the Bridge Facility Credit Agreement, EQT entered into a guaranty (the “Guaranty”) on December 27, 2024 to guarantee the payment, when due, of all obligations of the borrower under the Bridge Facility Credit Agreement.

On the Closing Date, in connection with the JV Closing, the Joint Venture contributed a portion of the JV Investor Contribution to PipeBox Investments LLC, a subsidiary of the Joint Venture (“Successor Borrower”), and Successor Borrower acceded EQM as borrower under the Bridge Facility (the “Borrower Accession”), and thereupon, EQM was released from all of its obligations under the Bridge Facility Credit Agreement and EQT was released from all of its obligations under the Guaranty. Also on the Closing Date, Successor Borrower fully repaid the Bridge Facility borrowings, and interest thereon, with a portion of the JV Investor Contribution received by it from the Joint Venture, and thereafter, the Bridge Facility was terminated. The maturity date of the Bridge Facility was the earlier of (i) December 26, 2025 and (ii) two business days after the Borrower Accession.

Under the terms of the Bridge Facility Credit Agreement, the borrower was permitted to obtain Base Rate Loans or Term SOFR Rate Loans (each as defined in the Bridge Facility Credit Agreement). All of the borrowings obtained under the Bridge Facility were Term SOFR Rate Loans, which bore interest at a Term SOFR Rate (as defined in the Bridge Facility Credit Agreement) plus an additional 10 basis point credit spread adjustment plus a margin ranging from 50 basis points to 175 basis points determined on the basis of EQT’s then-current credit ratings. Interest on Base Rate Loans would have been equal to a Base Rate (as defined in the Bridge Facility Credit Agreement) plus a margin ranging from 0 basis points to 75 basis points determined on the basis of EQT’s then-current credit ratings.

The Bridge Facility Credit Agreement contained certain representations and warranties and various events of default and affirmative and negative covenants, including, among other things, (i) a restriction on the ability of the borrower or certain of its subsidiaries to incur or permit liens on assets, subject to certain exceptions, (ii) a restriction on the ability of certain of the borrower’s subsidiaries to incur debt, subject to certain exceptions, (iii) a limitation on certain changes to the borrower’s business, and (iv) certain restrictions related to mergers and sales of all or substantially all of the borrower’s assets.

RBC is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. RBC and its affiliates have, from time to time, provided, and may in the future provide, various financial advisory and investment banking services for EQT or its affiliates, including EQM, for which they received or will receive customary fees and expenses. In particular, RBC and/or one or more of its affiliates are lenders and/or agents under EQT’s term loan facility and revolving credit facility, served as underwriters in EQT’s equity and debt offerings and/or served as the sole dealer manager and sole solicitation agent in connection with the Tender Offer and the Consent Solicitation.

The foregoing descriptions of the JV Agreement, the Sixth Supplemental Indenture, the Bridge Facility Credit Agreement and the Guaranty do not purport to be complete, are subject to and are qualified in their entirety by reference to the copies of the JV Agreement, the Sixth Supplemental Indenture, the Bridge Facility Credit Agreement and the Guaranty attached hereto as Exhibits 10.1, 4.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Bridge Facility Credit Agreement and the Bridge Facility is incorporated herein by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Sixth Supplemental Indenture and the Proposed Amendment is incorporated herein by reference into this Item 3.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Sixth Supplemental Indenture, dated as of December 30, 2024, between EQM Midstream Partners, LP and The Bank of New York Mellon Trust Company, N.A., as trustee.
10.1*	Amended and Restated Limited Liability Company Agreement of PipeBox LLC dated as of December 30, 2024.
10.2*	Credit Agreement, dated as of December 27, 2024, between EQM Midstream Partners, LP and Royal Bank of Canada, as administrative agent and lender.
10.3	Guaranty, dated as of December 27, 2024, by EQT Corporation in favor of Royal Bank of Canada as administrative agent under the Credit Agreement, dated as of December 27, 2024, between EQM Midstream Partners, LP and Royal Bank of Canada.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. EQT agrees to provide a copy of any omitted exhibit or schedule to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: December 31, 2024	By:	/s/ Jeremy T. Knop
	Name:	Jeremy T. Knop
	Title:	Chief Financial Officer